FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 28, 2021		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases Second Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its second quarter results for the quarter ended December 31, 2020.

Sales for the second quarter were $4,929,789, which is an 18.4% increase from sales of $4,162,659 for the same three month period one year ago. The three month net income was $508,890, compared to a net loss of $215,713 for the second quarter last year. Diluted and basic income per common share for the quarter was $0.07 compared to a loss per common share of $0.03 for the same three month period one year ago.

Sales for the six months ended December 31, 2020, increased 5.9% from $9,573,421 in the same period last year to $10,138,084 in the current year. The six month net income was $635,819 compared to a  net loss of $526,462 for the same period last year. Diluted and basic income per common share was $0.09 for the six months ended December 31, 2020 compared to a loss per common share of $0.07 for the same six month period one year ago.

"The increase in net sales for the quarter and first six months has been across several markets with US distributors, European distributors and domestic direct to consumer sales leading the way," Michael J. Koss, Chairman and CEO, said today. "We continue to see sales driven by people studying and working from home.  Sales through domestic retail were down for the quarter and year-to-date periods."

"The shift in sales by market drove more favorable gross margin with it increasing from 28.3% last year to 32.1% in the first six months," Koss explained. "The PPP loan for $506,700 through the SBA was forgiven in the current quarter and recorded as other income."

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2020	2019	2020	2019
Net sales	$4,929,789	$4,162,659	$10,138,084	$9,573,421
Cost of goods sold	3,311,892	2,798,572	6,883,960	6,861,880
Gross profit	1,617,897	1,364,087	3,254,124	2,711,541

Selling, general and administrative expenses	1,615,824	1,586,705	3,121,595	3,251,305

Income (loss) from operations	2,073	(222,618)	132,529	(539,764)

Other income	506,700	—	506,700	—
Interest income	2,660	6,927	609	13,324

Income (loss) before income tax provision	511,433	(215,691)	639,838	(526,440)

Income tax provision	2,543	22	4,019	22

Net income (loss)	$508,890	$(215,713)	$635,819	$(526,462)

Income (loss) per common share:
Basic	$0.07	$(0.03)	$0.09	$(0.07)
Diluted	$0.07	$(0.03)	$0.09	$(0.07)

Weighted-average number of shares:
Basic	7,405,758	7,404,831	7,405,295	7,404,831
Diluted	7,453,450	7,404,831	7,424,239	7,404,831